Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
        Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
POWL@dennardlascar.com
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2020 FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 4, 2020 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2020 first quarter ended December 31, 2019.
Revenues for the first quarter of fiscal 2020 were $134.2 million compared to revenues of $109.4 million in the first quarter of fiscal 2019. The Company reported net income for the first quarter of 2020 of $2.8 million, or $0.24 per diluted share, compared to a net loss of $2.7 million, or $0.23 per diluted share, for the first quarter of fiscal 2019.
New orders placed during the first quarter of fiscal 2020 totaled $137 million compared to $162 million in the fourth quarter of fiscal 2019 and $172 million in the first quarter of fiscal 2019. The Company’s backlog as of December 31, 2019 was $426 million, an increase of 2% sequentially from $419 million at September 30, 2019 and compared to $322 million as of December 31, 2018.

Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “We were pleased with our fiscal 2020 first quarter performance, despite the seasonal impact at the end of the calendar year. Our backlog position entering Fiscal 2020 positions the business to deliver a year of solid returns based upon the convertibility and quality of our order book. As we progress through Fiscal 2020, we are not only focusing on backlog execution, but also leveraging the commercial pipeline to help offset the cyclical nature of our core end markets.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “From a profitability perspective, the business had the best fiscal first quarter dating back to fiscal 2014, driven by $134 million of revenue, which was generated predominately across our core oil, gas and petrochemical end markets. We remain committed to delivering another successful year from a profitability perspective, while investing in future growth opportunities by leveraging our research and development investment in technology programs throughout 2020.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, February 5, 2020 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 12, 2020. To access the replay, dial 201-612-7415 using a passcode of 13697966#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2019	2018
(In thousands, except per share data)
	(Unaudited)

Revenues	$134,150	$109,351
Cost of goods sold	112,324	94,720
Gross profit	21,826	14,631

Selling, general and administrative expenses	17,289	15,928
Research and development expenses	1,474	1,694
Amortization of intangible assets	44	44
Operating income (loss)	3,019	(3,035)

Interest expense	67	56
Interest income	(381)	(157)
Income (loss) before income taxes	3,333	(2,934)

Income tax provision (benefit)	558	(239)

Net income (loss)	$2,775	$(2,695)

Earnings (loss) per share:
Basic	$0.24	$(0.23)
Diluted	$0.24	$(0.23)

Weighted average shares:
Basic	11,614	11,551
Diluted	11,665	11,551

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,597	$3,221
Capital Expenditures	$2,422	$764
Dividends Paid	$3,013	$2,992

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2019	September 30, 2019
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$120,966	$124,681

Other current assets	200,335	203,887

Property, plant and equipment, net	120,795	120,812

Long-term assets	24,355	18,031

Total assets	$466,451	$467,411

Liabilities and equity:

Current liabilities	$149,543	$157,896

Long-term debt, net of current maturities	400	800

Deferred and other long-term liabilities	14,835	9,562

Stockholders’ equity	301,673	299,153

Total liabilities and stockholders’ equity	$466,451	$467,411

SELECTED FINANCIAL DATA:

Working capital	$171,758	$170,672